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                                                                  Exhibit 11.1
                            VLSI  TECHNOLOGY,  INC.


           CALCULATION  OF  EARNINGS  (LOSS)  PER SHARE - unaudited
                      (thousands except per share data)




                                                                                  Three  Months  Ended
                                                                                  --------------------
                                                                               April 1,            March 27,
Primary earnings per share                                                       1994                1993
- --------------------------                                                       ----                ----

Net income (loss)                                                              $    5,361           $  (2,150)
                                                                               ==========           =========

Average number of common and common
  equivalent shares:
    Average common shares outstanding                                              35,272              33,151
    Dilutive options                                                                1,530                   -
                                                                               ----------           ---------
Average number of common and
  common equivalent shares                                                         36,802              33,151
                                                                               ==========           =========

Earnings (loss) per common and common
  equivalent share                                                             $      .15           $    (.06)
                                                                               ==========           =========

Fully diluted earnings per share
- --------------------------------

Net income (loss)                                                              $    5,361           $  (2,150)
Add interest expense on convertible
  subordinated debentures, net of tax
  effect                                                                              755               1,006
                                                                               ----------           ---------

Adjusted net income (loss)                                                     $    6,116           $  (1,144)
                                                                               ==========           =========

Average number of common and common
  equivalent shares on a fully diluted
  basis:
    Average common shares outstanding                                              35,272              33,151
    Dilutive options                                                                1,895                 967
    Conversion of convertible debenture                                             2,614               2,614
                                                                               ----------           ---------
Average number of common and
  common equivalent shares on a fully
  diluted basis                                                                    39,781              36,732
                                                                               ==========           =========
Fully diluted earnings (loss) per common
  and common equivalent share                                                  $      .15           $    (.03)
                                                                               ==========           =========


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